Exhibit 99.1

Trunkbow Announces Second Quarter 2011 Financial Results

Gross Profit up 66%, Net Income Rises 265%, on 128% Year-over-Year Increase in Net Revenue

Reiterates Full-Year 2011 Guidance of Approximately $32.3 Million in Revenue and $17.6 Million
in Net Income, and Introduces Third Quarter 2011 Guidance of $8.5 Million in Revenue and $4.3 Million in Net Income

Beijing, China, August 15, 2011 – Trunkbow International Holdings Limited (NASDAQ: TBOW) (“Trunkbow” or the “Company”), a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Solutions (“MVAS”) in the PRC, today announced financial results for its second quarter ended June 30, 2011.

Second Quarter and Recent Financial and Business Highlights

•	Gross revenue increased 130.4% year-over-year to $9.1 million, from $4.0 million in the second quarter of 2010.

o	Mobile Payment Solutions (“MPS”) gross revenue totaled $0.5 million, compared with $2.5 million in the second quarter of 2010.

o	Mobile Value Added Services (“MVAS”) gross revenue increased to $8.6 million, compared with $1.5 million a year ago.

•	Gross profit increased 65.8% year-over-year to $5.9 million, from $3.6 million in the second quarter of 2010; quarterly gross margin was 66.1%, compared with 90.8% in the second quarter of 2010.

•	Net income increased 265.4% year-over-year to $8.0 million, or $0.21 per diluted share, compared with $2.2 million, or $0.07 per diluted share in the second quarter of 2010.

•	As of June 30, 2011, cash and cash equivalents totaled $18.3 million, compared with 10.3 million as of December 31, 2010.

•	Collected nearly $2.2 million in outstanding advances to suppliers, reducing balance to $4.7 million.

•	Generated positive cash flow from operations of $5.6 million during the six months ended June 30, 2011, compared with an operating cash burn of $5.0 million in the same period of 2010.

•
Commenced nationwide roll-out of Bestpay mobile e-commerce application to China Telecom’s 30 million 3G smartphone users. The companies are currently negotiating terms of a formal strategic partnership, through which Trunkbow would generate revenue for each transaction processed using the Bestpay application.

•	Expanded presence with China Unicom through installation of MPS platforms in two new provinces, for a total of six installations as of June 30, 2011.

•	Reiterated full-year 2011 guidance of 30% revenue and net income growth over 2010, and introduced third quarter 2011 guidance of $8.5 million in revenue and $4.3 million in net income.

“We achieved solid top- and bottom-line growth both year-over-year and on a sequential-quarter basis, with revenue more than double and net income more than triple the second quarter of 2010. Although we saw a decline in MPS revenue during the quarter, causing the Company to fall slightly short of its previously provided second quarter guidance, this was primarily related to the timing of revenue recognition as we had several MPS system deployments with China Unicom and China Telecom for which we will not recognize revenue until the third or fourth quarter. We expect a strong second half and remain on track to meet our previous full-year 2011 guidance, which calls for top- and bottom-line growth of at least 30% over 2010,” said Mr. Qiang Li, Chief Executive Officer of Trunkbow. “We are proud of what we achieved in the second quarter, as we continued to expand our penetration of both MPS and MVAS with our carrier partners throughout China. Consistent with our efforts to improve the balance sheet, we achieved a meaningful reduction in advances to suppliers through improved collection efforts and have positioned Trunkbow well to accomplish another important goal, reduction in receivables, during the third quarter.”

“During the quarter, we launched our MPS platform in two new provinces and our MVAS new products in two provinces, keeping us on track to have our MPS technology present in ten provinces with China Unicom by the end of the year. Importantly, we recently commenced the nationwide launch of China Telecom’s Bestpay mobile e-commerce application. Through this cooperation, we have worked closely with China Telecom on the development and beta testing of the Bestpay application, and are developing a variety of applets for the Bestpay ecosystem, giving China Telecom’s 30 million 3G smartphone subscribers an unprecedented level of customization options for m-commerce. In addition, we are working to expand our addressable market even further through the development of software products for other operating systems, including iOS, Brew and Windows Phone. The MPS market remains in its infancy, and possesses tremendous growth potential over the next several years. Trunkbow is ideally positioned to capture share of this market in China, and we are making progress in our international expansion efforts as well. We believe that Trunkbow can become a player in this market on a global scale as we continue to expand our product portfolio through industry-leading research and development capabilities, leverage our strategic partnerships and extend our early-mover advantage in this nascent industry.”

Second quarter 2011 Results

Gross revenue in the second quarter of 2011 was $9.1 million, an increase of 130.4% year-over-year, compared with gross revenue of $4.0 million in the same period a year-ago. Revenue from MVAS increased to $8.6 million in the second quarter of 2011, compared with $1.5 million in the year-ago period. The increase in MVAS revenue was primarily related to the new roll-out of MVAS platforms including mobile business card and on-line personalized information services. Revenue from the Company’s MPS offering totaled $0.5 million, compared with $2.45 million in the second quarter of 2010. The year-over-year decline in revenue was primarily attributable to Trunkbow’s inability to recognize revenue from several platform installations with China Unicom and China Telecom that were commenced in the second quarter. The Company expects to recognize the majority of this revenue during the third quarter of 2011.

Cost of revenue in the second quarter of 2011 was $3.0 million, compared with $0.4 million in the same period of 2010. The increase in cost of revenue was primarily driven by increased system integration work, which carries a higher cost of sales as a result of increased hardware costs.

Gross profit in the second quarter of 2011 was $5.9 million, an increase of 65.8% year-over-year. As a percentage of net revenue, gross margin was 66.1% in the second quarter of 2011, down from 90.8% in the year-ago quarter. The decrease in gross margin was due to the aforementioned increase in system integration revenue, which is characterized by lower margins than software sales.

Operating expenses in the second quarter of 2011 were $2.1 million, an increase of 58.6% year-over-year, driven primarily by increased selling expenses to support the growth in MVAS and ongoing roll-out of MPS, an increase in general and administrative expenses related to the Company’s expansion and the costs associated with being a public Company, partially offset by a slight decrease in research & development expenses.

Operating income in the second quarter of 2011 was $3.8 million, an improvement of 70.3%over the $2.2 million reported in the same period last year. The increase in operating profit for the quarter was primarily related to the increase in revenue, partially offset by the reduced gross margins and increase in operating expenses, as compared with the second quarter of 2010.

For the second quarter of 2011, Trunkbow recorded $4.7 million in other income related to a government grant to provide financial support for the research and development of the Company’s MPS technology.

Net income attributable to Trunkbow was $8.0 million in the second quarter of 2011, an increase of 265.4% from the comparable period in 2010. Net margin was 89.1% in the second quarter of 2011, compared with 55.6% in the second quarter of 2010. Earnings per basic and diluted share in the second quarter of 2011 were $0.22 and $0.21, respectively, based on basic and diluted shares outstanding of 36.5 million and 37.8 million, respectively, compared with $0.07 per basic and diluted share, based on basic and diluted shares outstanding of 32.5 million in the year-ago period.

Balance Sheet and Cash Flow

As of June 30, 2011, the Company had $18.3 million in cash and cash equivalents, compared with $10.3 million as of December 31, 2010. The increase in cash and cash equivalents was primarily due to $18.1 million in net proceeds from the Company’s Initial Public Offering completed on February 3, 2011. As of June 30, 2011, the Company had working capital of $57.3 million and total shareholders’ equity of $74.5 million.  Accounts receivable on June 30, 2011 totaled approximately $32.4 million. As of August 15, 2011, the Company had collected approximately $1.8 million of these outstanding receivables.

For the six months ended June 30, 2011, the Company generated cash flow from operations of $5.6 million, compared to cash consumed from operations of $5.0 million for the same period in 2010. The positive cash flow from operations was primarily attributable to increased profitability and a reduction in cash advances to suppliers during the period.

Business Outlook

Trunkbow reiterated its 2011 financial guidance of approximately $32.3 million in revenue and $17.6 million in net income, representing 30% top and bottom line growth over 2010. The Company expects that this growth will be largely the result of the continued expansion of the MPS market, as it broadens its presence in new provinces, increases its presence within China’s leading mobile carriers and launches its technology in strategically targeted international markets.

Additionally, the Company introduced third quarter 2011 guidance of $8.5 million in revenue, and $4.3 million in net income, representing year-over-year growth of 30% and 30%, respectively.

Mr. Li concluded, “Looking ahead, we expect to achieve continued strong growth in the second half of 2011, both compared to last year and compared to the first half of this year as we continue to expand our footprint in China’s emerging MPS market and shift our focus in individual provinces from platform installations to a transaction-based model, which we expect will provide Trunkbow with meaningful recurring revenue opportunities as consumers adopt the technology in growing numbers. According to a recent report by industry research firm ABI Research, MPS-based transactions at the Point-of-Sale are expected to reach $8 billion annually by 2014. Given our strong position in both the POS and m-commerce segments of the MPS market, we remain confident in Trunkbow’s ability to build upon our solid position in the market and to emerge as a leader in the space as it continues to mature.”

Conference Call

The Company will host a conference call to discuss financial results for the second quarter 2011 on August 15, 2011 at 8:00 a.m. EDT. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1- 866-277-1184. International callers should dial +1- 617-597-5360. The pass code required is 91451486.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on August 15, 2011. To access the replay, please dial +1 888 286 8010, international callers dial +1 617 801 6888, and enter the pass code 29943772.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Solutions (“MVAS”) in PRC. Trunkbow’s solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For additional information please visit http://www.trunkbow.com

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company’s relationship with China’s major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs.  You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information

In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms Alice Ye, Chief Financial Officer	Brandi Floberg/Lee Roth
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail: trunkbow@tpg-ir.com

The Piacente Group
Wendy Sun Phone: +86 (10) 6590-7991(Beijing)
E-mail: trunkbow@tpg-ir.com

- FINANCIAL TABLES FOLLOW -

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$18,307,067	$10,259,750
Restricted deposit	0	362,987
Accounts receivable	32,407,992	25,658,184
Advances to suppliers	4,711,983	6,881,368
Other current assets, net	2,233,600	3,900,168
Due from directors	559,487	79,256
Inventories	4,654,742	3,681,450
Total current assets	62,874,871	50,823,163
Property and equipment, net	11,173,096	483,376
Land use right, net	5,868,434	0
Intangible assets, net	38,968	1,385
Long-term prepayment	291,788	358,397
TOTAL ASSETS	$80,247,157	$51,666,321
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$354,719	$853,762
Accrued expenses and other current liabilities	1,126,701	593,846
Short-term loan	0	1,814,937
Taxes payable	4,105,982	3,718,963
Total current liabilities	5,587,402	6,981,508
Other non-current liabilities	141,951	138,767
Total liabilities	5,729,353	7,120,275
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Preferred Stock: par value $0.001, authorized 10,000,000 shares, none issued and outstanding at June 30, 2011 and December 31, 2010, respectively	0	0
Common Stock: par value $0.001, authorized 190,000,000 shares, 36,607,075 and 32,472,075 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	36,607	32,472
Additional paid-in capital	38,922,166	21,384,050
Appropriated retained earnings	2,428,847	2,428,847
Unappropriated retained earnings	31,440,461	20,125,001
Accumulated other comprehensive income	1,689,723	575,676
Total stockholders’ equity	74,517,804	44,546,046
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$80,247,157	$51,666,321

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$9,116,501	$3,956,591	$14,218,843	$7,988,343
Less: Business tax and surcharges	182,131	39,114	303,555	168,051
Net revenues	8,934,370	3,917,477	13,915,288	7,820,292
Cost of revenues	3,032,705	358,979	3,584,538	538,527
Gross profit	5,901,665	3,558,498	10,330,750	7,281,765
Operating expenses
Selling and distribution expenses	531,534	273,361	968,142	469,017
General and administrative expenses	1,292,934	676,017	2,507,557	1,316,907
Research and development expenses	306,565	394,672	636,078	505,929
	2,131,033	1,344,050	4,111,777	2,291,853
Income from operations	3,770,632	2,214,448	6,218,973	4,989,912
Other income (expenses)
Interest income	59,538	2,516	72,741	3,455
Interest expense	(17,644)	(29,766)	(50,896)	(156,547)
Refund of value-added tax	0	0	1,307,836	0
Government grants	4,740,134	0	4,740,134	0
Other income	16,272	0	39,827	0
Other expenses	(56,514)	(8,544)	(74,165)	(15,353)
	4,741,786	(35,794)	6,035,477	(168,445)
Income before income tax expense	8,512,418	2,178,654	12,254,450	4,821,467
Income tax expense	550,637	0	938,990	0
Net income	7,961,781	2,178,654	11,315,460	4,821,467
Foreign currency translation fluctuation	891,136	103,596	1,114,047	199,796
Comprehensive income	$8,852,917	$2,282,250	$12,429,507	$5,021,263
Weighted average number of common shares outstanding
Basic	36,548,833	32,472,075	35,791,274	29,619,216
Diluted	37,833,947	32,472,075	37,004,380	29,619,216
Earnings per share
Basic	$0.22	$0.07	$0.32	$0.16
Diluted	$0.21	$0.07	$0.31	$0.16

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$11,315,460	4,821,467
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	120,811	23,301
Changes in operating assets and liabilities:
Accounts receivable	(6,089,127)	(802,502)
Advance to suppliers	2,300,085	(8,726,548)
Other current assets	(1,115,745)	467,915
Due to /from directors	(472,823)	(24,439)
Inventories	(878,441)	(473,997)
Long-term prepayment	73,957	(655,935)
Accounts payable	(512,573)	(93,490)
Accrued expenses and other current liabilities	513,165	14,798
Taxes payable	298,166	425,616
Net cash flows provided by (used in) operating activities	5,552,935	(5,023,814)
Cash flows from investing activities
Acquisition of property and equipment and intangible assets	(10,662,365)	(351,800)
Collection (Payment) on loans to third parties	2,851,284	(3,157,913)
Collection in amount due from directors	0	1,127,209
Acquisition of land use right	(5,809,561)	0
Acquisition of Delixunda Company (net of cash acquired)	(37,924)	0
Net cash flows used in investing activities	(13,658,566)	(2,382,504)
Cash flows from financing activities
Increase in restricted deposit	0	(352,495)
Proceeds from issuance of common stock (net of finance costs)	17,542,251	17,073,720
Repayment of loans from third parties	0	(146,311)
Proceeds from (repayment of ) bank loan	(1,834,890)	1,755,736
Proceeds from issuance of contingently convertible notes	0	(2,000,000)
Net cash flows provided by financing activities	15,707,361	16,330,650
Effect of exchange rate fluctuation on cash and cash equivalents	445,587	110,913
Net increase in cash and cash equivalents	8,047,317	9,035,245
Cash and cash equivalents – beginning of the year	10,259,750	3,305,473
Cash and cash equivalents – end of the period	$18,307,067	12,340,718
Supplemental disclosure of cash flow information
Cash paid for interest	$50,896	156,547
Cash paid for income taxes	$58,171	0
Supplemental disclosure of noncash financing activities
Issuance of 30,000 common shares at $5.00 each for the legal fee	$150,000	0
Conversion of contingently convertible notes to common stock	$0	3,000,000